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[CORUS BANKSHARES LOGO]                         --------------------------------
       3959 N. Lincoln Ave.
       Chicago, IL 60613
       (773) 549-7100                                    NEWS RELEASE
       www.corusbank.com
       MEMBER FDIC
                                                --------------------------------


FOR IMMEDIATE RELEASE                                      FOR MORE INFORMATION:
FEBRUARY 2, 2004                                                      Tim Taylor
                                                         Chief Financial Officer
                                                                  (773) 832-3470
                                                   E-mail: ttaylor@corusbank.com


      CORUS BANKSHARES REPORTS ON ANTICIPATED SECURITY GAINS

Chicago, Illinois - Corus Bankshares, Inc. (NASDAQ - CORS). Robert J. Glickman, President and Chief Executive Officer, "As we have been discussing with you for some time, one of Corus' sources of financial strength is our large common stock portfolio owned by the holding company. This portfolio, which at December 31, 2003 had a market value of $189 million, is largely invested in the stocks of bank holding companies. In recent months, a number of acquisitions have been announced in the banking sector. We own shares in three of the companies who have announced their intentions to sell and in two of the acquirers in those same transactions.

Due to GAAP treatment of stock-for-stock acquisitions, we will report security gains upon the completion of these acquisitions. The gains are equal to the value of the acquirers' stock we receive less our current book basis in the shares of those companies being sold. While these transactions (which are all still subject to regulatory and shareholder approval) will give rise to Corus reporting security gains for financial statement purposes, these are not gains in the normal sense of the word - that is, they give rise to neither cash flow nor taxes; the gains are simply accounting entries. At current market prices, these gains will total $14.5 million. It is currently anticipated that these transactions will close sometime in mid 2004." To follow is a summary of those pending acquisitions.

On October 27, 2003, Bank of America, Corp. (BAC) announced their planned acquisition of Fleet Boston Financial Corp. (FBF). Corus currently owns 99,873 BAC shares and 423,960 FBF shares. Upon completion, FBF shareholders will receive 0.5553 shares of BAC for each share of FBF they own. Corus will therefore receive 235,424 additional shares of BAC, bringing its total position in BAC to 335,297 shares. Corus' book basis in the FBF shares is $9.0 million whereas the current market value of the 235,424 BAC shares to be received is $19.1 million. Therefore, at BAC's current price, the acquisition would give rise to a book gain of $10.1 million and a total BAC position worth $27.1 million. The shareholder vote is scheduled for March 17, 2004.

On January 14, 2004, JP Morgan Chase Corp. (JPM) announced their planned acquisition of Bank One Corp. (ONE). Corus currently owns 319,100 JPM shares and 137,700 ONE shares. Upon


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[CORUS BANKSHARES LOGO]

completion, ONE shareholders will receive 1.32 shares of JPM for each share of ONE they own. Corus will therefore receive 181,764 additional shares of JPM, bringing its total position in JPM to 500,864 shares. Corus' book basis in the ONE shares is $4.0 million whereas the current market value of the 181,764 JPM shares to be received is $7.1 million. Therefore, at JPM's current price, the acquisition would give rise to a book gain of $3.1 million and a total JPM position worth $19.6 million. The shareholder vote is not yet scheduled.

Lastly, on January 23, 2004, Regions Financial Corp. (RF) announced plans to "merge" with Union Planters Corp. (UPC). Corus currently owns 143,554 UPC shares and no RF shares. While the deal is stated as a "merger," the resulting ownership split strongly suggests an acquisition of UPC by RF. Upon completion, UPC shareholders will receive 1 share of RF for each share of UPC they own. Corus will therefore receive 143,554 shares of RF. Corus' book basis in the UPC shares is $3.0 million whereas the current market value of the 143,554 RF shares to be received is $4.3 million. Therefore, at RF's current price, the acquisition would give rise to a book gain of $1.3 million and a total RF position worth $4.3 million. The shareholder vote is not yet scheduled.

Corus Bankshares, Inc. is a one-bank holding company headquartered in Chicago, Illinois. Corus Bank, N.A. has eleven branches in the Chicago metropolitan area. In addition to various deposit products, Corus specializes in commercial real estate loans.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as "may," "intends," "expects," "anticipates," "estimates," "projects," "targets," "forecasts," "seeks," or "attempts" or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The above referenced anticipated security gains are subject to both the acquisitions actually closing and changes in the price of the acquirer's stock.

Corus undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this release. Additional information that could affect the Company's financial results is included in the Company's 2002 Annual Report, Forms 10-K, 10-Q and 8-K on file with the Securities and Exchange Commission.


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